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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                 SCHEDULE 13D

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO.    )*


                            METROGOLF, INC. ("MGLF")
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)

                                     COMMON
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)

                               ICN US 5916741060
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)

      J.D. FINLEY, 1999 Broadway, #2435, Denver, CO. 80202, (303) 294-9300
--------------------------------------------------------------------------------
                (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
              AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                                 April 15, 1997
--------------------------------------------------------------------------------
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  ICN US 5916741060    SCHEDULE 13D   Page          of           Pages
         ---------------------                       --------    --------

  (1)     Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          John W. Mc Call, et al., Investment Group
          ---------------------------------------------------------------------


  (2)     Check the Appropriate Box if a Member of a Group*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC Use Only

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

                  PF
          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [  ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     Citizenship or Place of Organization

                 USA
          ---------------------------------------------------------------------

                       (7)     Sole Voting Power
  Number of                      211,000
   Shares              --------------------------------------------------------
 Beneficially          (8)     Shared Voting Power
  Owned by                       0
    Each               --------------------------------------------------------
  Reporting            (9)     Sole Dispositive Power
 Person With                     211,000
                       --------------------------------------------------------
                       (10)    Shared Dispositive Power
                                 0
                       --------------------------------------------------------

 (11)     Aggregate Amount Beneficially Owned by Each Reporting Person

                    211,000
          ---------------------------------------------------------------------

 (12)     Check Box if Aggregate Amount in Row (11) Excludes Certain
          Shares*                                                         [  ]

          ---------------------------------------------------------------------

 (13)     Percent of Class Represented by Amount in Row (11)
                    9.54 Percent
          ---------------------------------------------------------------------

 (14)     Type of Reporting Person*

                    Group, composed of individuals
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION. 2 of 7

SCHEDULE 13 D


ITEM 1.  SECURITY AND ISSUER

                 Common stock. MetroGolf, Inc. 199 Broadway, Suite 2435, Denver, CO. 80202. (303) 294-9300.


ITEM 2.  IDENTITY AND BACKGROUND

                 John W. Mc Call, et al., Investment Group. Investors. C/O John W. Mc Call, Round Hill Securities, 3201 Danville Blvd., Suite 100, Alamo, CA. 94507. Members of the group are:

         1.      (a)      Irwin A. Bafigo

                 (b)      3450 Tripp Rd., Woodside, CA. 94062-3634

                 (c)      Retired

                 (d)      No

                 (e)      No

                 (f)      U.S.A.

         2.      (a)      Raymond Guerra

                 (b)      2220 Manzanita Ln., Reno, NV.  89509-7004

                 (c)      Land developer (same address)

                 (d)      No

                 (e)      No

                 (f)      U.S.A.

         3.      (a)      Mildred D. Ducate

                 (b)      108 Sandalwood Court, Vallejo, CA. 94591-4944

                 (c)      Retired

                 (d)      No

                 (e)      No

                 (f)      U.S.A.

         4.      (a)      James Burney and Katherine Burney

                 (b)      1 Quail Meadows Court, Woodside, CA. 94062-2403

                 (c) Real estate developer, 900 Veterans Blvd., #540, Redwood City, CA. 94063

                 (d)      No

                 (e)      No

                 (f)      U.S.A.

         5.      (a)      John A. and Marguerite L. Spitler

                 (b)      1462 Rockville Rd., Suisun, CA.  94585

                 (c)      Retired

                 (d)      No

                 (e)      No

                 (f)      U.S.A.

         6.      (a)      Maurine S. Anderson

                 (b)      2109 Ptarmigan Drive $2

                 (c)      Retired

                 (d)      No

                 (e)      No

                 (f)      U.S.A.

         7.      (a)      Steve D. Burningham

                 (b)      3008 E. Roberta Dr., Orange, CA. 94669-4759

                 (c)      Retired

                 (d)      No

                 (e)      No

                 (f)      U.S.A.

         8.      (a)      Helen E. McDonald

                 (b)      2833 Ptarmigan Dr. #4, Walnut Creek, CA. 94595-3135

                 (c)      Retired

                 (d)      No

                 (e)      No

                 (f)      U.S.A.

    9.   (a)     Katherine McDonald

                 (b)      2833 Ptarmigan Dr. #4, Walnut Creek, CA. 94595-3135

                 (c)      Retired

                 (d)      No

                 (e)      No

                 (f)      U.S.A.

         10.     (a)      Donald P. Lovasik

                 (b)      6723 Corte Tercera, Martinez, CA. 94553-5945

                 (c) Engineer, Sacramento Municipal Utilities Department, 5770 Freeport Blvd., Sacramento, CA.

                 (d)      No

                 (e)      No

                 (f)      U.S.A.

         11.     (a)      Sandra D. Garren

                 (b)      1780 Amber Way, Gardnerville, NV. 89410-6691

                 (c)      Retired

                 (d)      No

                 (e)      No

                 (f)      U.S.A.

         12.     (a)      Richard M. Garren

                 (b)      1780 Amber Way, Gardnerville, NV. 89410-6691

                 (c)      Retired

                 (d)      No

                 (e)      No

                 (f)      U.S.A.

         13.     (a)      Jacob E. Bluth

                 (b)      712 Sycamore Ave., San Bruno, CA. 94066-3320

                 (c)      Retired

                 (d)      No

                 (e)      No

                 (f)      U.S.A.

         14.     (a)      Michael N. Cowan

                 (b)      1828 El Camino Real, Burlingame, CA. 94010-3103

                 (c)      Medical Doctor, same address

                 (d)      No

                 (e)      No

                 (f)      U.S.A.

         15.     (a)      John W. McCall

                 (b) Round Hill Securities, Inc., 3201 Danville Blvd., Suite 100, Alamo, CA. 94507.

                 (c)      Stockbroker.  Address same as above.

                 (d)      No

                 (e)      No

                 (f)      U.S.A.



ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         1.      Irwin Bafigo.  The Irwin Bafigo Trust. $138,654.00.

         2.      Raymond Guerra.  Personal funds. $33,725.00.

         3. Mildred D. Ducate. Ducate Family Trust #A, $89,100.00; Ducate Family Trust #B, $86,913.00.

         4.      James Burney and Katherine Burney.  Personal funds.
$11,804.00.

         5. John A. Spitler and Marguerite Spitler. John A. And Marguerite L. Spitler Trust. $173,470.00.

         6.      Maurine S. Anderson.  Anderson Trust. $1,075.00.

         7. Steve D. Burningham and Lisa P. Burningham. Burningham Family Trust. $60,900.00.

         8.      Helen E. McDonald.  Helen E. McDonald Revocable Trust.
$8,120.00.

         9.      Katherine McDonald.  Katherine McDonald Revocable Trust.
                 $8,120.00.

         10.     Donald Lovasik.  Donald P. Lovasik IRA.     $6,745.00.

         11.     Sandra D. Garren.  Sandra D. Garren IRA. $1,225.00.

         12.     Richard M. Garren.  Richard M. Garren IRA.  $425.00.

         13.     Jacob E. Bluth.  Jacob E. Bluth IRA. $1,700.00.

         14.     Dr. Michael N. Cowan.  Michael N. Cowan Keogh Account.
                 $6745.00.

         15.     John W. Mc Call.  N/A.



4.  PURPOSE OF TRANSACTION

                 Investment. The reporting persons have a common plan that the Group, comprised of investment clients of John W. McCall, including but not necessarily limited to the reporting persons, shall continue to acquire shares of the Issuer until such time that the Group owns in excess of fifty percent (50%) of the shares of common stock of the Issuer, at which time the plan is to replace some or all of Issuer's current management and directors, and to continue business operations in the golf business.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         a.

         1. Irwin Bafigo. 55,000 shares. 2.49 percent of Issuer's total 2,211,000 outstanding common shares.

         2.      Raymond Guerra.  10,000 shares.  0.45 percent.

         3.      Mildred D. Ducate.        60,000 shares.    2.71 percent.

         4.      James Burney and Katherine Burney.  3,500 shares.  0.16
percent.

         5.      John A. Spitler and Marguerite Spitler.  55,000 shares.  2.49 percent.

         6.      Maurine S. Anderson.  Anderson Trust.  400 shares.  0.02
percent.

         7.      Steve D. Burningham and Lisa P. Burningham.  18,100 shares.
0.82 percent.

         8.      Helen E. McDonald.  2,000 shares.  0.09 percent.

         9.      Katherine McDonald.  2,000 shares.  0.09 percent.

         10.     Donald Lovasik.  2,000 shares.  0.09 percent.

         11.     Sandra D. Garren.  450 shares.  0.02 percent.

         12.     Richard M. Garren.  150 shares.  0.01 percent.

         13.     Jacob E. Bluth.  400 shares.  0.02 percent.

         14.     Dr. Michael N. Cowan.  2,000 shares.  0.09 percent.

         15.     John W. McCall.  No shares.  0.00 percent.

         b. Each person named in Item 5(a) has sole power to vote and to dispose of his or her shares. However, John W. McCall has advised and will continue to advise them with respect to these matters.

         c. All of the shares owned by the reporting persons were acquired between March 12, 1997 and April 21, 1997, at prices ranging from $4.00 per share on March 12 to $1.50 per share on April 21. All transactions were effected by John W. McCall.

         d.      N/A

         e.      N/A



ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                 None, other than as described above in Items 3 and 5.



ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

                 None



JOINT STATEMENT

                 The undersigned agree that this statement is filed on behalf of each of them.

SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information concerning the undersigned set forth in this statement is complete and correct.



April 23, 1997                                /s/ John W. McCall
-----------------------                       ------------------------------
(Date)                                        (Signature)



                                              John W. McCall
                                              ------------------------------
                                              (Name)

SIGNATURE



                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information concerning the undersigned set forth in this statement is complete and correct.



April 23, 1997                                /s/ Mildred Ducate
-----------------------                       ------------------------------
(Date)                                        (Signature)



                                              Mildred DuCate
                                              ------------------------------
                                              (Name)

SIGNATURE



                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information concerning the undersigned set forth in this statement is complete and correct.



April 23, 1997                                /s/ John A. Spitler TTE
-----------------------                       /s/ Marguerite L. Spitler TTE
(Date)                                        ------------------------------
                                              (Signature)



                                              John & Marguerite Spitler
                                              ------------------------------
                                              (Name)

SIGNATURE



                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information concerning the undersigned set forth in this statement is complete and correct.



April 23, 1997                                /s/ Steve D. Burningham
-----------------------                       /s/ Lisa Burningham
(Date)                                        ------------------------------
                                              (Signature)



                                              Steve & Lisa Burningham
                                              ------------------------------
                                              (Name)

SIGNATURE



                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information concerning the undersigned set forth in this statement is complete and correct.



April 23, 1997                                /s/ Michael N. Cowan
-----------------------                       ------------------------------
(Date)                                        (Signature)



                                              Dr. Michael N. Cowan
                                              ------------------------------
                                              (Name)

SIGNATURE



                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information concerning the undersigned set forth in this statement is complete and correct.



April 23, 1997                                /s/ Irwin A. Bafigo
-----------------------                       ------------------------------
(Date)                                        (Signature)



                                              Irwin A. Bafigo
                                              ------------------------------
                                              (Name)

SIGNATURE



                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information concerning the undersigned set forth in this statement is complete and correct.



April 23, 1997                                /s/ Donald Lovasik
-----------------------                       ------------------------------
(Date)                                        (Signature)



                                              Donald Lovasik
                                              ------------------------------
                                              (Name)

SIGNATURE



                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information concerning the undersigned set forth in this statement is complete and correct.



April 23, 1997                                /s/ Raymond Guerra
-----------------------                       ------------------------------
(Date)                                        (Signature)



                                              Ramond Guerra
                                              ------------------------------
                                              (Name)

SIGNATURE



                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information concerning the undersigned set forth in this statement is complete and correct.



April 23, 1997                                /s/ Jacob E. Bluth
-----------------------                       ------------------------------
(Date)                                        (Signature)



                                              Jacob E. Bluth
                                              ------------------------------
                                              (Name)

SIGNATURE



                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information concerning the undersigned set forth in this statement is complete and correct.



April 23, 1997                                /s/ Katherine McDonald
-----------------------                       ------------------------------
(Date)                                        (Signature)



                                              Katherine McDonald
                                              ------------------------------
                                              (Name)

SIGNATURE



                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information concerning the undersigned set forth in this statement is complete and correct.



April 23, 1997                                /s/ Helen McDonald
-----------------------                       ------------------------------
(Date)                                        (Signature)



                                              Helen McDonald
                                              ------------------------------
                                              (Name)

SIGNATURE



                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information concerning the undersigned set forth in this statement is complete and correct.



April 23, 1997                                /s/ Maurine Anderson
-----------------------                       ------------------------------
(Date)                                        (Signature)



                                              Maurine Anderson
                                              ------------------------------
                                              (Name)

SIGNATURE



                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information concerning the undersigned set forth in this statement is complete and correct.



April 23, 1997                                /s/ Sandra Garren
-----------------------                       ------------------------------
(Date)                                        (Signature)



                                              Sandra Garren
                                              ------------------------------
                                              (Name)

SIGNATURE



                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information concerning the undersigned set forth in this statement is complete and correct.



April 23, 1997                                /s/ Richard Garren
-----------------------                       ------------------------------
(Date)                                        (Signature)



                                              Richard Garren
                                              ------------------------------
                                              (Name)

SIGNATURE



                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information concerning the undersigned set forth in this statement is complete and correct.



                                              /s/ James Burney
                                              /s/ Katherine Burney
-----------------------                       ------------------------------
(Date)                                        (Signature)



                                              James & Katherine Burney
                                              ------------------------------
                                              (Name)